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                                                                    Exhibit 4.5
                                                                    -----------

                              Analog Devices, Inc.
                               second amendment to
                            1994 Director Option Plan
                            -------------------------


     The 1994 Director Option Plan of Analog Devices, Inc. (the "Director Plan") is amended as follows:

1. Section 4(a) of the Director Plan is amended by increasing the maximum number of shares of Common Stock of the Corporation which may be issued thereunder by 150,000 and to reserve such additional 150,000 shares for issuance pursuant to the terms and provisions of the Director Plan.

2. Section 5(a)(iii) of the Director Plan is amended by deleting the words "first, second and third" as they appear therein so that after such deletions, it shall read as follows:

          "(iii) Each such eligible director shall be granted an additional option to purchase 5,250 shares [10,500 shares at January 15, 1998, adjusted to reflect stock splits] of Common Stock upon each of the "Anniversary Dates" (as defined below) of the initial option grant to such eligible director; provided that such person is an eligible director on the applicable Anniversary Date."

3. Section 13(b) of the Director Plan is amended by deleting clause (i) as it appears therein and substituting in lieu thereof the following:

                  "(i)     the close of business on March 31, 2001"

4. Section 4(d) of the Director Plan is deleted and the following is hereby substituted in lieu thereof:

          "(d) Exercise Period. Each option shall vest and be exercisable on a cumulative basis as to one-third of the shares subject to such option on each of the first, second and third Anniversary Dates of the grant of such option; PROVIDED that, subject to the provisions of Sections 5(e) and 5(f), no option may be exercised more than 90 days after the optionee ceases to serve as a director of the Company and such option may then only be exercised for the purchase of such number of shares as were vested and exercisable at the time of such termination; PROVIDED, FURTHER, however, that if the director shall become an employee of the Company and in connection with such employment he ceases to serve as a director, all options granted to him as a director shall continue to vest during the period that he is so employed and shall be exercisable (i) no later than 90 days after such employment terminates and (ii) for the purchase of such number of shares as were vested at the time of such termination; or if such employment terminates by reason of his death or disability, such options shall be exercisable for such number of shares and for such period as is provided in Section 5(f). No option shall be exercisable after the expiration of ten (10) years from the date of grant or prior to approval of the Plan by the stockholders of the Company."

     The following amendment to the 1994 Director Option Plan was adopted by the Board of directors of Analog Devices, Inc. on January 15, 1998 and approved by the stockholders on March 10, 1998.